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                                                               Exhibit 10(ii)(k)


Section 14(c) of the J. C. Penney Company, Inc. 1989 Equity Compensation Plan ("Plan") is hereby deleted and the following substituted therefor:

     "NON-ASSOCIATE DIRECTOR PARTICIPANT'S TERMINATION. If a Non-Associate Director Participant's service as a director of the Company terminates on account of any act of (i) fraud or intentional misrepresentation, or
(ii) embezzlement, misappropriation, or conversion of assets or opportunities of the Company or any subsidiary of the Company, such termination will be considered a "Non-Qualifying Termination". All other terminations, including termination by reason of death, will be considered "Qualifying Terminations". In the event of a Non-Qualifying Termination, all outstanding Restricted Stock Awards and all unexercised Stock Options granted pursuant to this Section will be forfeited or canceled, as the case may be."